REGISTRATION NO. 33-


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               -------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                         UNITED SERVICES ADVISORS, INC.
             (Exact name of registrant as specified in its charter)

                 Texas                                          74-6370582
   (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                              --------------------

                   7900 Callaghan Road, San Antonio, TX 78229
                           Telephone No. (210)308-1234

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                              --------------------

                                 Susan B. McGee
                     Vice President and Corporate Secretary
                         United Services Advisors, Inc.
                               7900 Callaghan Road
                            San Antonio, Texas 78229
                                  (210)308-1234

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                  (Facing Page continued on the following page)

                        (Exhibit Table on Page 21 of 25)

Approximate date of commencement of proposed sale to the public as soon as possible after filing.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

                              --------------------

                         CALCULATION OF REGISTRATION FEE

                                            PROPOSED     PROPOSED
                                            MAXIMUM      MAXIMUM
TITLE OF EACH CLASS         AMOUNT          OFFERING     AGGREGATE   AMOUNT OF
OF SECURITIES TO BE         TO BE           PRICE PER    OFFERING    REGISTRA-
REGISTERED                  REGISTERED      SHARE(1)     PRICE(1)    TION FEE
-------------------      ----------------   ---------    ---------   ---------

Preferred Stock, par     1,000,000 shares   $2.9375      $2,812,500  $1,012.85
value $.05 per share

(1) Estimated solely for the purpose of calculating the registration fee (based on the average of the high and low prices of the Preferred Stock as reported in the NASDAQ System on January 31, 1996).

                              --------------------

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     PART I
                                   PROSPECTUS

                         UNITED SERVICES ADVISORS, INC.

                                 PREFERRED STOCK

                                1,000,000 shares

                                 $.05 par value

                              --------------------

     This Prospectus relates to shares of Preferred Stock, $.05 par value (the "Preferred Stock"), of United Services Advisors, Inc. ("USAI" or the "Company") which may be offered by the stockholder named herein (the "Selling Stockholder"). The shares offered hereby (the "Shares") include 1,000,000 shares of Preferred Stock.

     USAI will not receive any of the proceeds from sale of the Shares offered by the Selling Stockholder.

     The Selling Stockholder and any broker-dealers who participate in the sale of the Shares may be deemed to be underwriters and any commissions paid in connection with such sale may be deemed to be an underwriting discount or commission. See "Plan of Distribution."

                              --------------------

     USAI's Preferred Stock is traded in the over-the-counter market and reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the trading symbol "USVSP." On January 29, 1996 the last reported sales price of the Preferred Stock as reported by the NASDAQ was $2.8125 per share.

                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

               The date of this prospectus is February      , 1996
                                                       -----

                                 ---------------

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in, or incorporated by reference in, this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by USAI or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of USAI since that date.

                              AVAILABLE INFORMATION

     USAI is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the Commission -- Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by USAI with the Commission under the Securities Act of 1933 (the "Securities Act"), with respect to the Shares offered hereby. This
Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to USAI and the Shares offered hereby. Any statements contained herein concerning the provision of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Annual Report on Form 10-K for the year ended June 30, 1995, the Quarterly Report on Form 10-Q for the quarters ended September 30, 1995, and December 31, 1995, the January 4, 1996 Current Report on Form 8-K, and the October 25, 1985 Form 8-A filed with the Commission by USAI (Commission File Number 0-13928) pursuant to Section 13 of the Exchange Act are incorporated herein by reference.

     Each document filed by USAI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares pursuant hereto shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     USAI will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Legal Division, United Services Advisors, Inc., at its principal executive offices, 7900 Callaghan Road, San Antonio, Texas 78229 (telephone: 210/308-1234).

                                BUSINESS OF USAI

     United Services Advisors, Inc., a Texas corporation organized in 1968, and its wholly-owned subsidiaries provide four types of services: (1) investment adviser to institutions (namely, investment companies) and other persons; (2) transfer agency and record keeping; (3) mailings; and (4) custodial services for IRAs and other types of retirement plans. The provision of investment advisory, transfer agent and custodial services are the primary sources of USAI's revenue.

     The Company is a registered investment adviser under the Investment Advisers Act of 1940 and is principally engaged in the business of rendering investment advisory and other services to United Services Funds, a Massachusetts business trust ("USF"). USF is a no-load, open-end, diversified management investment company which issues redeemable securities, interests in numerous separate subtrusts or series (commonly referred to as mutual funds).

                                  RISK FACTORS

     Investment in the shares of Preferred Stock offered hereby involves special risks. Prospective investors should carefully consider the matters set forth in Company disclosure documents including, in particular, the matters set forth below.

RELATIONSHIP WITH FUNDS

     As required by the Investment Company Act of 1940, the advisory agreements between USAI and the funds managed by USAI are terminable upon 60 days notice. In the event any of the management or investment company services agreements were canceled or not renewed pursuant to the terms thereof, the Company would be adversely affected. The Company and its subsidiaries consider their relationships with USF to be good and they have no reason to believe that their management and service contracts will not be renewed in the future; however, there is no assurance that USF will choose to continue its relationships with the Company.

DIVIDENDS ON PREFERRED STOCK

     The Company has not paid cash dividends on its Common Stock during the last ten fiscal years, and has never paid cash dividends on its Preferred Stock. Payment of cash dividends is within the discretion of the Company's Board of Directors and is dependent upon earnings, operations, capital requirements, general financial condition of the Company and general business conditions.

NON-VOTING SHARES

     On most matters affecting the Company, only the holders of Class A Common Stock will be able to vote. The Company's management is the beneficial owner of more than 68% of the Class A Common Stock and will, therefore, have the rights to elect a majority of the directors and otherwise control the management and affairs of the Company. The shares of Preferred Stock being offered hereby are non-voting shares, and the owners thereof generally have no power to vote at any meeting of the shareholders of the Company. See "Description of Securities."

COMPETITION

     The mutual fund industry is highly competitive. The Company competes with other mutual fund managers and investment advisers and with the many investment alternatives offered by insurance companies, banks, securities dealers, and other financial institutions, some of whom offer federally insured accounts. A number of competing mutual fund groups are significantly larger than the Company, offer a greater variety of investment objectives and have more experience and greater resources to promote the sale of investments therein. See the Company's annual and quarterly reports.

DEBT OBLIGATIONS

     The Company has approximately $68.7 million in debt related to the purchase of certain adjustable rate notes financed primarily by third party broker-dealers under reverse repurchase agreements. The Company must bear the risk of the interest rate spread between the interest paid to the brokers on the reverse repurchase agreements and the interest received from the notes. While the Company has covered this interest spread to date, and management believes the Company has the ability to continue to cover this spread, there is no assurance that the Company will be able to do so until the notes mature. See the Company's annual and quarterly reports.

     In light of the foregoing debt, from time to time the Company purchases Eurodollar put options to hedge its exposure to interest rate changes. These contracts are simple, straightforward, exchange-traded options. The Company's risk of loss related to such contracts is limited to the initial premiums paid for the options.

VOLATILITY IN ASSET VALUE OF THE FUNDS

     Certain of the funds managed by the Company are highly volatile. The advisory fees paid by the funds, from which substantially all the Company's earnings are derived, are based on varying percentages of the aggregate amount of assets under management. A diminution in the value of these assets resulting from a decline in the market value of securities owned by the funds adversely affects the Company's revenues. See the Company's annual and quarterly reports.

                               SELLING STOCKHOLDER

SHARES OFFERED

     The following table sets forth as of January 24, 1996 the name of the Selling Stockholder, the number of shares of Preferred Stock which may be regarded as beneficially owned by such person, the number of shares being offered for sale, the number of shares to be owned after the sale contemplated hereby, and the percentage of ownership of the outstanding shares of Preferred Stock after the sale.

                                                       SHARES TO     PERCENT OF
                                        SHARES TO      BE OWNED     SHARES OWNED
SELLING STOCKHOLDER    SHARES OWNED      BE SOLD      AFTER SALE     AFTER SALE
-------------------    ------------    ------------   ----------    ------------

Marleau, Lemire Inc.     1,000,000      1,000,000          0             0%
                           120,000(1)     120,000(1)       0(1)          0%

(1) A Post-Effective Amendment to a Registration Statement on Form S-3 (No. 33-90518) with respect to the offering of the 120,000 shares of Preferred Stock was declared effective on February 5, 1996.

MARLEAU, LEMIRE INC.

     Marleau, Lemire Inc. ("ML"), a public company whose shares are traded on the Toronto Stock Exchange and the Montreal Exchange (Symbol "MRM"), is an investment dealer in the small and mid-cap Canadian market. Through its operating subsidiaries, it operates out of offices in Montreal, Toronto, Vancouver, Victoria and Switzerland.

     The 120,000 shares of Preferred Stock offered hereby were acquired by ML in connection with joint venture and other negotiations during the summer of 1994. ML and USAI have agreed to be joint venturers in connection with managing mutual funds and distributing their shares in Canada. Subsequent to the issuance of the 120,000 shares and as a result of separate negotiations, USAI and ML entered into a letter of intent pursuant to which ML would purchase a significant ownership interest in USAI. These negotiations and the resulting agreement are not related to the joint venture agreement.

DECEMBER 1994 TRANSACTION

     On December 7, 1994, USAI and ML entered into an agreement whereby USAI issued to ML one million shares of a new class of convertible non-voting common stock (Class B) at $5.00 per share and a warrant to purchase an additional one million shares of capital stock at $6.00 per share in consideration of an investment of US $5 million. The market price for USAI's preferred stock on December 7, 1994 was $3.25 per share.

     The Class B stock was convertible into either one million shares of voting stock (Class A) or one million shares of USAI's existing preferred stock if and when mutual fund shareholder and/or USAI preferred shareholder approvals are obtained. As part of the transaction, Mr. Frank Holmes, Chairman and CEO of USAI, exchanged 72,720 shares of USAI's Class A common stock for 164,347 shares of ML common stock. In addition, subject to certain conditions, including obtaining mutual fund shareholder approvals in the future, Mr. Holmes was to exchange an additional 177,280 Class A shares for 400,653 shares of ML. ML would have, if it converted its Class B shares to Class A shares after mutual fund shareholder approval, owned more than 50% of the issued and outstanding voting shares of USAI. Mr. Holmes would then have owned approximately 3% of the total outstanding common shares of ML. The agreement provided, if shareholder approvals were not obtained, that ML could opt, during prescribed periods in 1996 and 1997, to convert its investment into a US $5 million debenture payable by USAI over a two year period from the date of ML's conversion.

     The warrant allowed ML, at its option, to purchase either one million shares of Class A common stock or, subject to preferred stockholder approval, one million shares of USAI's existing preferred stock at a price of $6.00 per share during the six month period between October 1, 1997 and March 31, 1998. In addition, an existing US $6 million debenture of USAI held by ML was amended so as to be convertible at the option of ML into existing preferred shares of USAI at a price of $7.00 per share if and when preferred shareholder approval was obtained.

     Pursuant to the Shareholders' Agreement dated December 7, 1994, among USAI, Frank E. Holmes, F. E. Holmes Organization Inc., and ML, both Mr. Holmes (individually and for his holding company) and ML agreed not to sell or transfer in any manner any of the shares either party owned directly or beneficially without obtaining the prior written consent of the other party. In the event one party received an offer from a third party to purchase any of its shares, the other party has thirty (30) days to either purchase the securities subject to the offer at the same price and under the same terms or to join with the other party to sell all but not less than all of its shares to the third party under the same terms and conditions in the offer.

     Additionally, in the event of the death or disability of Mr. Holmes, then each of Mr. Holmes and F. E. Holmes Organization Inc. were to be deemed to have made an offer to sell the shares owned by both persons to the Company and the Company was obligated to buy such shares. Furthermore, if a change of control in ML was to occur after it had voting control of USAI, USAI was to be deemed to have made an offer to purchase the shares, options and warrants owned by Mr. Holmes and F. E. Holmes Organization Inc.

     In connection with ML's investment in USAI, USAI's Board of Directors was expanded from five to nine and included two ML representatives; and, Mr. Holmes was elected to ML's Board of Directors. Richard Renaud, an independent outside director for ML, was appointed as a ML representative on USAI's Board. In addition, the agreements provided, among other things, for bylaw amendments providing for ML representation on Board committees, an employment agreement for Mr. Holmes, and registration rights so that certain shares acquired by ML may be sold in public offerings. The employment agreement between Mr. Holmes and the Company contained standard terms such as requiring Mr. Holmes to perform the same duties which are normally accomplished and done by persons having similar duties and\or occupying similar positions within businesses comparable to that of the Company. The agreement contained a non-compete clause prohibiting Mr. Holmes from directly or indirectly becoming involved in any manner with businesses or individuals of which a significant portion of the activities are similar with the Company's. The agreement was to expire on October 31, 1997 and provided that it could be renewed for successive one-year terms.

DECEMBER 1995 TRANSACTION

     USAI and ML closed a transaction on December 29, 1995 covering the issuance of preferred stock and the repurchase of convertible non-voting common stock and closely related items as discussed below. Pursuant to the agreement: (1) ML no longer has a right to return its one million shares of Class B common stock to the Company at its original purchase price of $5,000,000; (2) in this connection the Company eliminated any future interest costs it might have borne had ML converted its investment to debt; and, (3) the Company canceled ML's warrants and options to acquire additional shares, thus reducing future dilution by approximately 1.65 million shares.

     In connection with the December 1995 transaction, ML received $2,500,000 cash and 1,000,000 shares of Preferred Stock in exchange for ML canceling (a) 1,000,000 shares of USAI's Class B Common Shares, (b) warrants giving ML the right to acquire 1,000,000 shares of USAI's voting Class A Common Stock or Preferred Stock, (c) the option to convert the remaining balance of its subordinated debenture into approximately 648,000 shares of USAI's Preferred Stock, and (d) other rights under the December 1994 agreements relating to ML's original purchase, including its right to obtain voting control of USAI.

As a result of the December 1995 transaction:

     1. The Purchase Agreement, the Shareholder's Agreement and the Employment and Non-competition Agreement, all dated December 7, 1994, were canceled in their entirety;

     2. Messrs. Hubert Marleau and Richard Renaud, ML's representatives, resigned from USAI's Board of Directors and Frank E. Holmes resigned from ML's Board of Directors;

     3. USAI committed to prepay $50,000 per month toward the principal balance outstanding on the debenture held by ML in accordance with the prepayment clause set forth in the USAI-ML Subordinated Debenture Agreement ("Debenture");

     4. The Debenture is being amended to provide that in the event voting control of USAI changes, the balance owing ML under the Debenture shall become due and payable prior to closing on the change of control and that this registration statement containing this prospectus shall have been declared effective by the SEC prior to said closing;

     5. ML has undertaken to transfer, immediately, the assets and the management contract(s) of ML's Small Cap Fund from ML to United Services Advisors Canada, Inc. (or one of its designated subsidiaries) ("USACI"), the USAI-ML joint venture, subject to regulatory and shareholder approvals -- with all revenues generated by ML's Small Cap Fund, effective January 1, 1996, whether the assets and the management contracts have been transferred or not, becoming the revenue of USACI;

     6. USAI agreed to bear up to the next $ Cdn. 250,000 in costs with respect to ML's and USAI's joint venture, USACI; and

     7. The requirement that Mr. Holmes exchange 177,280 shares of USAI's Class A Common Shares for 400,633 shares of ML (133,551 consolidated ML shares based on 1 new for 3 old) pursuant to the terms and conditions of the Purchase and Shareholders Agreement dated December 7, 1994 was canceled in its entirety; with the understanding, however, that the 72,720 Class A Common Shares held by ML and the ML shares held by Mr. Holmes are not subject to this cancellation.

All the foregoing is subject to general market conditions and the absence of any material adverse conditions or changes to USAI.

SHARES IDENTIFIED/INDEMNIFICATION

     Only the 1,000,000 shares acquired by ML in the December 1995 transaction are part of this offering.

     The Shares being offered hereby are owned by the Selling Stockholder. In connection with the registration of the sale of the Shares, USAI and the Selling Stockholder have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the other may be required to make in respect thereof.

                                 USE OF PROCEEDS

     USAI will not receive any of the proceeds from the sale of Shares offered by the Selling Stockholder.

                            DESCRIPTION OF SECURITIES

     Article Four of Registrant's Restated Articles of Incorporation was amended on November 22, 1994 to provide for a reclassification of the existing authorized and outstanding voting Common Stock into a new class of stock to be called Class "A" Common Stock; and the creation of a new class of stock, Class "B" Common Stock, which is non-voting common stock convertible to voting Class "A" Common Stock. The amendment did not change the number of authorized shares of Common Stock, which remains at 4,000,000. Of these shares, 1,750,000 shares are designated as Class A shares and 2,250,000 shares are designated as Class B shares.

     Article Four of Registrant's Articles was amended on August 7, 1995 to increase the number of authorized shares of Preferred Stock from 6,000,000 to 7,000,000.

     Registrant's Articles reflect authority to issue one class of Preferred Stock and two classes of Common Stock all with a par value per share of $0.05. If and when the conversion right of Class B Common Stock is exercised, the shares may be exchanged into Class A Common Stock thereby reducing the number of Class B shares and allowing the total number of shares of Common Stock authorized and outstanding to remain constant at all times.

     All of the Shares being registered pursuant to the Registration Statement of which this Prospectus is a part are shares of Preferred Stock. No shares of Common Stock have been registered for public sale. The shares of Preferred Stock offered hereby have been validly issued, fully paid and are nonassessable.

CLASS  A COMMON STOCK

     The holders of Class A Common Stock have full voting rights at any annual or special meeting of the stockholders of USAI, including the right to cumulate votes at each election for directors by giving one candidate as many votes as the number of such candidates multiplied by his shares shall equal, or by distributing such votes on the same principle among any number of such candidates.

     In addition, Texas law entitles holders of Class A Common Stock to vote on any proposed plan of merger or consolidation; upon the sale, lease, exchange, or other disposition of all, or substantially all, the property and assets of USAI, except in the ordinary course of business; and upon any proposed amendment to the Articles of Incorporation which would: (1) increase or decrease the aggregate number of authorized shares of Class A Common Stock; (2) increase or decrease the par value of the shares of Class A Common Stock; (3) effect an exchange, reclassification, or cancellation of all or part of the Class A Common Stock; (4) effect an exchange or create a right of exchange, of all or any part of the shares of another class into shares of Class A Common Stock; (5) change the designations, preferences, limitations, or relative rights of the Class A Common Stock; (6) change the shares of Class A Common Stock into the same or a different number of shares, either with or without par value, of the same class or another class or classes; (7) create a new class of shares having rights and preferences equal, prior, or superior to the shares of Class A Common Stock or increase the rights and preferences of any class having rights and preferences equal, prior, or superior to the shares of Class A Common Stock; (8) cancel or otherwise affect dividends on the shares of Class A Common Stock which had accrued but had not been declared; or (9) include in or delete from the Articles of Incorporation any provision required or permitted to be included in the Articles of Incorporation of a close corporation in conformity with Texas law. Any of the proposed amendments mentioned above would require approval by two-thirds of each class of stock affected by the proposed amendment.

     Class A Common Stock has no preemptive or conversion rights, or sinking fund or redemption provisions. With one exception, there is no restriction with respect to the repurchase of outstanding shares in accordance with law, by public or private transaction. This exception prohibits USAI from purchasing its Common Stock in any fiscal year unless cash dividends shall have been paid during such year on outstanding Preferred Stock in an amount of at least 5% of USAI's after-tax net earnings for its prior fiscal year.

     Holders of the outstanding shares of the Preferred Stock are entitled to receive, when and as declared by USAI's Board of Directors, a non-cumulative cash dividend equal in the aggregate to 5% of USAI's after-tax net earnings for its prior fiscal year. After such dividend has been paid, the holders of the outstanding shares of Class A and Class B Common Stock are entitled to receive, when and as declared by USAI's Board of Directors, cash dividends per share equal to the cash dividends per shares paid to the holders of the Preferred Stock. Thereafter, if the Board of Directors determines to pay additional cash dividends, such dividends are paid simultaneously on a pro rata basis to holders of Preferred Stock, Class A Common Stock and Class B Common Stock.

     In the event of the dissolution, liquidation or winding up of USAI, holders of the outstanding shares of the Preferred Stock are entitled to receive $.05 per share. Thereafter, holders of the outstanding shares of the Class A and Class B Common Stock are entitled to receive $.05 per share. All remaining assets will be distributed pro rata among the holders of the Preferred, the Class A Common Stock and Class B Common Stock.

     There is no market for shares of USAI Common Stock and shares of Common Stock would probably be sold in a private placement, not pursuant to Rule 144 under the Securities Act of 1933. The Company acts as transfer agent for its Common Stock.

CLASS B COMMON STOCK

     Class B Common Stock was added to USAI's Articles in connection with the December 1994 transaction between USAI and ML.

     Holders of shares of Class B Common Stock have the right to require the Registrant from its 1995 fiscal year to its 1997 fiscal year to validly call and hold meetings of the holders of each class of stock, at least once during each such fiscal year until the consents and approvals of such holders have been obtained so that there shall exist such number of authorized shares of Preferred Stock as is equal to the aggregate of (i) the issued and outstanding shares of Preferred Stock at the time of such consents and approvals and (ii) the number of shares of Preferred Stock as may be issuable pursuant to any outstanding subscriptions, calls, options, warrants, or other agreements or rights to sell, purchase or subscribe for any shares of Preferred Stock or convert any obligations into shares of Preferred Stock.

     The holders of the shares of Class B Common Stock shall have the right to convert Class B Common Stock shares into Class A Common Stock shares on a one-to-one ratio on such date as the Registrant's Board of Directors shall establish by affirmative vote of a majority of the Board. Pending Board of Director action, the conversion date for Class B Common Stock to be issued is October 1, 1997. The holders of shares of Class B Common Stock shares shall have the right to convert Class B Common Stock shares into shares of Preferred Stock, on a one-for-one basis, at any time after October 1, 1997, provided the company shareholders, including the holders of shares of Preferred Stock, voting separately as a class, have approved an increase in the authorized number of shares of Preferred Stock.

     The holders of Class B Common Stock have no power to vote at any meeting of the stockholders of USAI except as required by the Texas Business Corporation Act, and on most matters affecting USAI, only the holders of Class A Common Stock will be able to vote. Texas law entitles holders of Class B Common Stock vote on any proposed plan of merger or consolidation; upon the sale, lease, exchange, or other disposition of all, or substantially all, the property and assets of USAI, except in the ordinary course of business; and upon any proposed amendment to the Articles of Incorporation which would: (1) increase or decrease the aggregate number of authorized shares of Class B Common Stock; (2) increase or decrease the par value of the shares of Class B Common Stock; (3) effect an exchange, reclassification, or cancellation of all or part of the Class B Common Stock; (4) effect an exchange or create a right of exchange, of all or any part of the shares of another class into shares of Class B Common Stock; (5) change the designations, preferences, limitations, or relative rights of the Class B Common Stock; (6) change the shares of Class B Common Stock into the same or a different number of shares, either with or without par value, of the same class or another class or classes; (7) create a new class of shares having rights and preferences equal, prior, or superior to the shares of Class B Common Stock or increase the rights and preferences of any class having rights and preferences equal, prior, or superior to the shares of Class B Common Stock; (8) cancel or otherwise affect dividends on the shares of Class B Common Stock which had accrued but had not been declared; or (9) include in or delete from the Articles of Incorporation any provision required or permitted to be included in the Articles of Incorporation of a close corporation in conformity with Texas law. Any of the proposed amendments mentioned above would require approval by two-thirds of each class of stock affected by the proposed amendment.

     Class B Common Stock has no preemptive rights, or sinking fund or redemption provisions. With one exception, there is no restriction with respect to the repurchase of outstanding shares in accordance with law, by public or private transaction. This exception prohibits the Company from purchasing its Common Stock in any fiscal year unless cash dividends shall have been paid during such year on outstanding Preferred Stock in an amount of at least 5% of the Company's after-tax net earnings for its prior fiscal year.

     Holders of the outstanding shares of the Preferred Stock are entitled to receive, when and as declared by USAI's Board of Directors, a non-cumulative cash dividend equal in the aggregate to 5% of USAI's after-tax net earnings for its prior fiscal year. After such dividend has been paid, the holders of the outstanding shares of Class A and Class B Common Stock are entitled to receive, when and as declared by USAI's Board of Directors, cash dividends per share equal to the cash dividends per shares paid to the holders of the Preferred Stock. Thereafter, if the Board of Directors determines to pay additional cash dividends, such dividends are paid simultaneously on a pro rata basis to holders of Preferred Stock, Class A Common Stock and Class B Common Stock.

     In the event of the dissolution, liquidation or winding up of USAI, holders of the outstanding shares of the Preferred Stock are entitled to receive $.05 per share. Thereafter, holders of the outstanding shares of the Class A Common Stock and Class B Common Stock are entitled to receive $.05 per share. All remaining assets will be distributed pro rata among the holders of the Preferred, the Class A Common Stock and Class B Common Stock.

     There is no market for shares of USAI Common Stock and shares of Common Stock would probably be sold in a private placement, not pursuant to Rule 144 under the Securities Act of 1933.

     As a result of the December 1995 transaction between USAI and ML, no shares of Class B Common Stock are outstanding.

PREFERRED STOCK

     Preferred Stock has no preemptive or conversion rights, or sinking fund or redemption provisions. With one exception, there is no restriction with respect to the repurchase of outstanding shares in accordance with law, by public or private transaction. This exception prohibits the Company from purchasing its Common Stock in any fiscal year unless cash dividends shall have been paid during such year on outstanding Preferred Stock in an amount of at least 5% of the Company's after-tax net earnings for its prior fiscal year.

     The holders of Preferred Stock have no power to vote at any meeting of the stockholders of USAI except as required by the Texas Business Corporation Act, and on most matters affecting USAI, only the holders of Class A Common Stock will be able to vote. Texas law entitles holders of Preferred Stock vote on any proposed plan of merger or consolidation; upon the sale, lease, exchange, or other disposition of all, or substantially all, the property and assets of USAI, except in the ordinary course of business; and upon any proposed amendment to the Articles of Incorporation which would: (1) increase or decrease the aggregate number of authorized shares of Preferred Stock; (2) increase or decrease the par value of the shares of Preferred Stock; (3) effect an exchange, reclassification, or cancellation of all or part of the Preferred Stock; (4) effect an exchange or create a right of exchange, of all or any part of the shares of another class into shares of Preferred Stock; (5) change the designations, preferences, limitations, or relative rights of the Preferred Stock; (6) change the shares of Preferred Stock into the same or a different number of shares, either with or without par value, of the same class or another class or classes; (7) create a new class of shares having rights and preferences equal, prior, or superior to the shares of Preferred Stock or increase the rights and preferences of any class having rights and preferences equal, prior, or superior to the shares of Preferred Stock; (8) cancel or otherwise affect dividends on the shares of Preferred Stock which had accrued but had not been declared; or (9) include in or delete from the Articles of Incorporation any provision required or permitted to be included in the Articles of Incorporation of a close corporation in conformity with Texas law. Any of the proposed amendments mentioned above would require approval by two-thirds of each class of stock affected by the proposed amendment.

     Holders of the outstanding shares of the Preferred Stock are entitled to receive, when and as declared by USAI's Board of Directors, a non-cumulative cash dividend equal in the aggregate to 5% of USAI's after-tax net earnings for its prior fiscal year. After such dividend has been paid, the holders of the outstanding shares of Class A Common Stock and Class B Common Stock are entitled to receive, when and as declared by USAI's Board of Directors, cash dividends per share equal to the cash dividends per shares paid to the holders of the Preferred Stock. Thereafter, if the Board of Directors determines to pay additional cash dividends, such dividends are paid simultaneously on a pro rata basis to holders of Preferred Stock, Class A Common Stock and Class B Common Stock. The holders of the Preferred Stock are protected in certain instances against dilution of the dividend amount payable to such holders.

     In the event of the dissolution, liquidation or winding up of USAI, holders of the outstanding shares of the Preferred Stock are entitled to receive $.05 per share. Thereafter, holders of the outstanding shares of the Class A Common Stock and Class B Common Stock are entitled to receive $.05 per share. All remaining assets will be distributed pro rata among the holders of the Preferred, the Class A Common Stock and Class B Common Stock.

TRANSFER AGENT AND REGISTRAR

     The Bank of New York has been appointed to act as transfer agent and registrar of the Preferred Stock. USAI serves as transfer agent of both classes of Common Stock.

    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth USAI's ratios of earnings to fixed charges for the periods indicated. Earnings are defined as income (loss) from continuing operations before provision for income taxes. In calculating the ratios, earnings have been adjusted by adding fixed charges, excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest and the portion of rental expense deemed representative of an interest factor. There is no provision for preferred dividends because, as discussed above, USAI is not obligated to pay and has never paid cash dividends on the Preferred Stock.

                   SIX  MONTHS
                   ENDED
                   DECEMBER 31, 1995            YEAR ENDED JUNE 30,
                   -----------------  ------------------------------------------
                                      1995   1994   1993   1992   1991   1990
                                      ----   ----   ----   ----   ----   ----
Ratio of Earnings
to Combined
Fixed Charges and
Preferred
Stock Dividends        1.50           (a)    5.12   1.51   (b)    2.39   4.53

(a) Earnings for the year ended June 30, 1995 were inadequate to cover fixed charges by $5,895,860.

(b) Earnings for the year ended June 30, 1992 were inadequate to cover fixed charges by $426,334.

                              PLAN OF DISTRIBUTION

     USAI has been advised that the Shares being offered hereby may be sold by or on behalf of the Selling Stockholder through one or more broker-dealers, through underwriters, directly to investors pursuant to this Prospectus or in transactions that are exempt from the requirements of registration under the Securities Act, at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of such sale, at prices related to such market prices or at negotiated prices, and in connection therewith distributors' or sellers' commissions may be paid or allowed, which will not exceed those customary in the types of transactions involved. Broker-dealers may act as agent for the Selling Stockholder or may purchase shares from the Selling Stockholder as principal, and thereafter resell such shares from time to time in or through one or more transactions (which may involve block transactions).

     Any such broker-dealers or underwriters may receive compensation from the Selling Stockholder in the form of underwriting discounts or commissions and may receive commissions from purchases of the Shares for whom they may act as agent. If any such broker-dealers purchase any of the Shares as principal, they may effect resales of such Shares from time to time to or through other broker-dealers, and such other broker-dealers may receive compensation in the form of concessions or commissions from the Selling Stockholder or from purchasers of such Shares for whom they may act as agent. USAI and the Selling Stockholder may agree to indemnify any such broker-dealers or underwriters against certain civil liabilities, including liabilities under the Securities Act.

     To the extent required, the names of the specific managing underwriter or underwriters, as well as certain other information, will be set forth in a supplement to this Prospectus. In such event, the discounts and commissions to be allowed or paid to the underwriters, if any, and the discounts and commissions to be allowed or paid to dealers or agents, if any, will be set forth in, or may be calculated from, a supplement to this Prospectus.

     Any underwriters, brokers, dealers and agents who participate in any such sale may also be customers of, engage in transactions with, or perform services for USAI or the Selling Stockholder in the ordinary course of business.


                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article 2.02(16) of the Texas Business Corporation Act (the "TBCA") empowers USAI to indemnify directors, officers, employees and agents of USAI and to purchase liability insurance for those persons to the extent permitted by
Article 2.02-1 of the TBCA.

     Article 2.02-1 of the TBCA in part provides that a corporation may indemnify its officers and directors for any liability if it is determined that such officer or director (i) conducted himself in good faith, (ii) reasonably believes, in the case of conduct in his official capacity as an officer or director, that his conduct was in the corporation's best interest, and in all other cases, that his conduct was at least not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. These determinations must be made (i) by a majority vote of a quorum consisting of the directors who at the time of the vote are not named defendants or respondents in the proceeding, (ii) if such a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who, at the time of the vote, are not named defendants or respondents in the proceeding, (iii) by special legal counsel selected by the Board of Directors or a committee of the Board by a vote as set forth in (i) or (ii) above, or, if such a quorum cannot be obtained and such a committee vote cannot be established, by a majority vote of all directors, or (iv) by the shareholders in a vote that excludes the shares that are held by directors and officers who are named defendants or respondents in the proceeding.

     Under Article 2.02-1 of the TBCA, an officer or a director may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the officer or director in connection with the proceeding, but if the officer or director is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the officer or director, the indemnification
(i) is limited to reasonable expenses actually incurred by the officer or director in connection with the proceeding, and (ii) shall not be made in respect of any proceeding in which the officer or director shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea nolo contendere or its equivalent is not of itself determinative that the officer or director did not meet the requirements set forth above. An officer or director shall be deemed to have been found liable in respect of any claim, issue or matter only after the officer or director shall have been so adjudicated by a court of competent jurisdiction after exhaustion of all appeals therefrom.

     Article 2.02-1 of the TBCA further authorizes a corporation to pay the reasonable expenses incurred by an officer or director in advance of the final disposition of such proceeding if the corporation receives a written affirmation by the officer or director of his good faith belief that he has met the standard of conduct necessary for indemnification as well as a written undertaking to repay the amount paid by the corporation if it is ultimately determined that the officer or director has not met the requirements for indemnification. In addition, Article 2.02-1 of the TBCA empowers a corporation to indemnify and advance reasonable expenses to an employee, agent and certain other persons to the same extent it may indemnify in advance expenses to officers and directors. Finally, Article 2.02-1 of the TBCA empowers a corporation to purchase and maintain insurance on behalf of directors, officers, employees, agents and certain other persons against any liability asserted against such persons, whether or not the corporation would have the power to indemnify such persons against that liability under Article 2.02-1 of the TBCA.

     Under USAI's Bylaws, USAI shall, to the fullest extent to which it is empowered to do so by the TBCA or any other applicable laws as may from time to time be in effect, indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of USAI or is or was serving at the request of USAI as a director, officer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. USAI's obligations under its Bylaws include, but are not limited to, the convening of a meeting and the consideration of any matter thereby, required by statute in order to determine the eligibility of an officer or director for indemnification. USAI's obligation to indemnify and prepay expenses under its Bylaws shall arise, and all rights granted to directors, officers, employees or agents thereunder shall vest, at the time of the occurrence of the transaction or event to which such action, suit or proceeding relates, or at the time that the action or contact to which such action, suit or proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such action, suit or proceeding is first threatened, commenced or completed.

     Accordingly, under USAI's Bylaws, no action taken by USAI, either by amendment of its Bylaws or its Articles of Incorporation or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under USAI's Bylaws which have become vested prior to the date that such amendment or corporation action is taken. Further, under USAI's Bylaws the Board of Directors has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not USAI would have the power to indemnify him against such liability under the provisions of the TBCA, USAI's Article of Incorporation or USAI's Bylaws.

     USAI has purchased liability insurance policies covering its directors and officers to provide protection where USAI cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The validity of the shares of Preferred Stock offered by this Prospectus will be passed upon for USAI by Charles W. Lutter, Jr., Attorney, San Antonio, Texas.

                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of USAI for the year ended June 30, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered other than underwriting compensation, are:

         Filing Fee for Registration Statement................$ 1,013
         Accounting Fees and Expense........................... 4,400 *
         Legal Fees and Expenses  ..............................4,000 *
         Transfer Agent's Fees and Expenses....................   100 *
         Blue Sky Fees and Expenses............................   200 *
         Printing and Engraving Fees..........................    207 *
         Miscellaneous......................................... 1,000 *

         TOTAL................................................$10,920
         ------------------------
         *  Estimated

Registrant will bear all of the expenses of registration of the Preferred Stock.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Article 2.02(16) of the Texas Business Corporation Act (the "TBCA") empowers USAI to indemnify directors, officers, employees and agents of USAI and to purchase liability insurance for those persons to the extent permitted by
Article 2.02-1 of the TBCA.

     Article 2.02-1 of the TBCA in part provides that a corporation may indemnify its officers and directors for any liability if it is determined that such officer or director (i) conducted himself in good faith, (ii) reasonably believes, in the case of conduct in his official capacity as an officer or director, that his conduct was in the corporation's best interest, and in all other cases, that his conduct was at least not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. These determinations must be made (i) by a majority vote of a quorum consisting of the directors who at the time of the vote are not named defendants or respondents in the proceeding, (ii) if such a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who, at the time of the vote, are not named defendants or respondents in the proceeding, (iii) by special legal counsel selected by the Board of Directors or a committee of the Board by a vote as set forth in (i) or (ii) above, or, if such a quorum cannot be obtained and such a committee vote cannot be established, by a majority vote of all directors, or (iv) by the shareholders in a vote that excludes the shares that are held by directors and officers who are named defendants or respondents in the proceeding.

     Under Article 2.02-1 of the TBCA, an officer or a director may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the officer or director in connection with the proceeding, but if the officer or director is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the officer or director, the indemnification
(i) is limited to reasonable expenses actually incurred by the officer or director in connection with the proceeding, and (ii) shall not be made in respect of any proceeding in which the officer or director shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea nolo contendere or its equivalent is not of itself determinative that the officer or director did not meet the requirements set forth above. An officer or director shall be deemed to have been found liable in respect of any claim, issue or matter only after the officer or director shall have been so adjudicated by a court of competent jurisdiction after exhaustion of all appeals therefrom.

     Article 2.02-1 of the TBCA further authorizes a corporation to pay the reasonable expenses incurred by an officer or director in advance of the final disposition of such proceeding if the corporation receives a written affirmation by the officer or director of his good faith belief that he has met the standard of conduct necessary for indemnification as well as a written undertaking to repay the amount paid by the corporation if it is ultimately determined that the officer or director has not met the requirements for indemnification. In addition, Article 2.02-1 of the TBCA empowers a corporation to indemnify and advance reasonable expenses to an employee, agent and certain other persons to the same extent it may indemnify in advance expenses to officers and directors. Finally, Article 2.02-1 of the TBCA empowers a corporation to purchase and maintain insurance on behalf of directors, officers, employees, agents and certain other persons against any liability asserted against such persons, whether or not the corporation would have the power to indemnify such persons against that liability under Article 2.02-1 of the TBCA.

     Under USAI's Bylaws, USAI shall, to the fullest extent to which it is empowered to do so by the TBCA or any other applicable laws as may from time to time be in effect, indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of USAI or is or was serving at the request of USAI as a director, officer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. USAI's obligations under its Bylaws include, but are not limited to, the convening of a meeting and the consideration of any matter thereby, required by statute in order to determine the eligibility of an officer or director for indemnification. USAI's obligation to indemnify and prepay expenses under its Bylaws shall arise, and all rights granted to directors, officers, employees or agents thereunder shall vest, at the time of the occurrence of the transaction or event to which such action, suit or proceeding relates, or at the time that the action or contact to which such action, suit or proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such action, suit or proceeding is first threatened, commenced or completed.

     Accordingly, under USAI's Bylaws, no action taken by USAI, either by amendment of its Bylaws or its Articles of Incorporation or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under USAI's Bylaws which have become vested prior to the date that such amendment or corporation action is taken. Further, under USAI's Bylaws the Board of Directors has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not USAI would have the power to indemnify him against such liability under the provisions of the TBCA, USAI's Article of Incorporation or USAI's Bylaws.

     USAI has purchased liability insurance policies covering its directors and officers to provide protection where USAI cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 16. EXHIBITS.

(3)(a) Restated Articles of Incorporation of Registrant as amended (incorporated by reference to Exhibit 3(a) to Registrant's Form 10-K for the fiscal year ended June 30, 1985).

(3)(b) By-Laws of Registrant (incorporated by reference to Exhibit D to Registrant's Registration Statement No. 33-33012 filed on Form S-8 with the Commission on January 30, 1990).

(3)(c) Amendment to Restated Articles of Incorporation of Registrant amending Article Four (incorporated by reference to Exhibit (4)(a) to Registrant's Form 10-K for the fiscal year ended June 30, 1985).

(3)(d) Amendment to Article II, Section 2 of the By-Laws (incorporated by reference to Exhibit 3(e) to Registrant's Form 10-K for the fiscal year ended June 30, 1991).

(3)(e) Amendment to Restated Articles of Incorporation of Registrant adding Article Eleven (incorporated by reference to Exhibit 3(d) to Registrant's Form 10-K for the fiscal year ended June 30, 1989).

(3)(f) Amendment to Restated  Articles of  Incorporation  of  Registrant  adding
     Article   Twelve   (incorporated   by  reference  to  Exhibit   6(a)(1)  to
     Registrant's Form 10-Q for quarter ending September 30, 1991).

(3)(g) Amendment to Restated Articles of Incorporation of Registrant amending Article Four (incorporated by reference to Exhibit 3 to Registrant's Form 10-Q for quarter ending December 31, 1994).

(3)(h) Amendment to By-Laws of Registrant (incorporated by reference to Exhibit 3(h) to Registrant's Registration Statement No. 33-90518 filed on Form S-3 with the Commission on March 16, 1995).

(3)(i) Amendment to Restated  Articles of Incorporation  of Registrant  amending
     Article 4 (incorporated by reference to Exhibit 3.8 to Registrant's Form 10-K for the fiscal year ended June 30, 1995).

(5)  Opinion regarding legality -- filed here with.

(10)(a) December 7, 1994 Subscription and Purchase Agreement between Registrant, Marleau, Lemire Inc., Frank E. Holmes and F.E. Holmes Organization Inc. (incorporated by reference to Exhibit 10 to Registrant's Registration Statement No. 33-90518 filed on Form S-3 with the Commission on March 16,
     1995).

(10)(b) December 7, 1994 Employment and Non-Competition Agreement between United Services Advisors, Inc. and Frank E. Holmes (incorporated by reference to
     Exhibit 10(b) to the Pre-Effective Amendment No. 1 to Registrant's Registration Statement No. 33-90518 filed on Form S-3 with the Commission on May 12, 1995).

(10)(c) December 7, 1994 Shareholders' Agreement among United Services Advisors, Inc., Mr. Frank E. Holmes, F. E. Holmes Organization Inc., and Marleau,
     Lemire Inc. (incorporated by reference to Exhibit 10(c) to the Pre-Effective Amendment No. 1 to Registrant's Registration Statement No. 33-90518 filed on Form S-3 with the Commission on May 12, 1995).

(10)(d) December 29, 1995 Agreement among United Services Advisors, Inc., Mr. Frank E. Holmes, F.E. Holmes Organization Inc., and Marleau, Lemire Inc. (incorporated by reference to Exhibit 10(d) to Registrant's Form 10-Q for the quarter ending December 31, 1995.

(12) Statement re computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (incorporated by reference to Exhibit 12 to Registrant's Post-Effective Amendment to its Registration Statement No. 33-90518 filed on Form S-3 with the Commission on February 2, 1996).

(23)(a) Consent of Independent Accountants -- Price Waterhouse LLP -- filed herewith.

(23)(b) Consent of Counsel -- filed herewith as part of Exhibit 5 above.

(24) Powers of Attorney -- filed herewith as part of the signature page.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Frank E. Holmes, Bobby D. Duncan, Susan B. McGee, Thomas D. Tays, and Charles W. Lutter, Jr. and each of them acting singularly, as our true and lawful attorneys-in-fact, with full powers to them and each of them to sign for us, in our names in the capacities indicated below, the Registration Statement on Form S-3 of United Services Advisors, Inc. and any and all amendments thereto or any related document required therewith, with the Securities and Exchange Commission, granting upon said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, United States Advisors, Inc. Certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 29th, day of January, 1996.

                                       UNITED SERVICES ADVISORS, INC.
                                       (Registrant)


                                       By:  /S/ BOBBY D. DUNCAN
                                       ------------------------------
                                       Bobby D. Duncan, President


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                   CAPACITY IN WHICH SIGNED            DATE
     ---------                   ------------------------            ----



/S/ BOBBY D. DUNCAN              President, Chief               January 29, 1996
--------------------------       Operating Officer
Bobby D.  Duncan                 and Director


/S/ VICTOR FLORES
--------------------------       Executive Vice President,      January 29, 1996
Victor Flores                    Chief Investment Officer
                                 And Director


/S/ JANE K. HATTON               Vice President,
--------------------------       Chief Accounting Officer       January 29, 1996
Jane K. Hatton                   Chief Financial Officer,
                                 Controller
                                 and Treasurer

/S/ FRANK E. HOLMES              Chief Executive Officer,       January 29, 1996
--------------------------       and Chairman
Frank E. Holmes


/S/ JEROLD H. RUBINSTEIN         Director                       February 5, 1996
--------------------------
Jerold H. Rubinstein





/S/ ROY D. TERRACINA             Director                       January 29, 1996
--------------------------
Roy  D. Terracina

By      N/A
--------------------------
    Attorney-in-fact

                                INDEX TO EXHIBITS

                                                              SEQUENTIALLY
EXHIBIT NO.   DESCRIPTION OF EXHIBIT                         NUMBERED PAGES

(5)           Opinion Regarding Legality.

(23)(a)       Consent of Independent Accountants --
              Price Waterhouse LLP.

(23)(b)       Consent of Counsel -- filed herewith
              as part of Exhibit 5.

(24)          Powers of Attorney -- filed herewith
              on signature page.